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                                                                   EXHIBIT 99.19

                        RECOMMENDED CASH AND SHARE OFFER

                                       by

                            AMERADA HESS CORPORATION

                                     and by

                          GOLDMAN SACHS INTERNATIONAL
                                 on its behalf
                          (outside the United States)

                                      for

              all of the issued and to be issued share capital of

                                   LASMO PLC

THERE WILL BE AN INITIAL OFFER PERIOD WHICH WILL EXPIRE AT 3:00 PM (LONDON
TIME), 10:00 AM (NEW YORK CITY TIME) ON JANUARY 12, 2001, UNLESS EXTENDED. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF LASMO PLC ("LASMO") SECURITIES WILL HAVE WITHDRAWAL RIGHTS DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD (EXCEPT IN LIMITED CIRCUMSTANCES).

December 13, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Amerada Hess Corporation (the "Offeror") is offering to purchase (i) all issued and to be issued ordinary shares of 25p each of LASMO ("LASMO Shares") for L98.29 in cash and 1 new share of the Offeror for every 78.7 LASMO Shares and (ii) all American Depositary Shares of LASMO ("LASMO ADSs"), each representing 3 LASMO Shares and evidenced by American Depositary Receipts ("LASMO ADRs"), for L294.87 in cash and 3 new shares of the Offeror for every
78.7 LASMO ADSs upon the terms and subject to the conditions set forth in the Offer Document dated December 13, 2000 (the "Offer Document") and the related Letter of Transmittal (in the case of LASMO ADSs) or Form of Acceptance (in the case of LASMO Shares) (which terms and conditions, as amended or supplemented from time to time, together constitute the "Offer"). LASMO Shares and LASMO ADSs are referred to collectively as "LASMO Securities".

     Holders of LASMO Securities who validly accept the Offer may elect to vary the proportions in which they receive shares of the Offeror and cash (the "Mix and Match Election"). The Mix and Match Election will remain open until 3:00 p.m. (London time), 10:00 a.m. (New York time) on the date five calendar days after the expiration of the Initial Offer Period, including any extension thereof. The maximum number of new Offeror shares to be issued under the Offer and the maximum amount of cash to be paid under the Offer will not be varied as a result of the Mix and Match Election. Accordingly, the ability of holders of LASMO Securities to make a Mix and Match Election will depend on the extent to which other holders of LASMO Securities make opposite elections. Other relevant terms of the Mix and Match Election, including limitations on the ability to change a Mix and Match Election, are set out in paragraph 5 of Part B of Appendix I of the Offer Document.

     For your information and for forwarding to those of your clients for whom you hold LASMO ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:
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     1.    The Offer Document;

     2. The Letter of Transmittal to be used by holders of LASMO ADSs to accept the Offer;

     3.    The Notice of Guaranteed Delivery;

     4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

     5.    The return envelope addressed to the US Depositary;

     6. A printed form of letter that may be sent to your clients for whose account you hold LASMO ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     7. The Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by LASMO.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENT AS PROMPTLY AS POSSIBLE.

     THE OFFER CANNOT BE ACCEPTED IN RESPECT OF LASMO SHARES BY MEANS OF A LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY. A FORM OF ACCEPTANCE FOR ACCEPTING THE OFFER IN RESPECT OF LASMO SHARES CAN BE OBTAINED FROM THE INFORMATION AGENT OR THE UK RECEIVING AGENT (AS EACH SUCH TERM IS DEFINED IN THE OFFER DOCUMENT).

     In all cases, payment for LASMO ADSs purchased pursuant to the Offer will be made only after timely receipt by the US Depositary of LASMO ADRs evidencing such LASMO ADSs or a confirmation of book-entry transfer, together with the Letter of Transmittal properly completed and duly executed or an Agent's Message and any other documents required by the Letter of Transmittal.

     If a holder of LASMO ADSs wishes to accept the Offer in respect of ADSs and the ADRs evidencing such ADSs are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary while the Offer remains open for acceptances, such holder's acceptance of the Offer in respect of ADSs may be effected by following the guaranteed delivery procedures specified in paragraph 12(h) of Part B of Appendix I of the Offer Document.

     The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than Goldman Sachs International and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of acceptances of the Offer. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

     Inquiries you may have with respect to the Offer should be addressed to the Information Agent at the addresses and telephone numbers set forth in the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

     Capitalized terms and certain other terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

                                          Very truly yours,

                                          AMERADA HESS CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE OFFEROR, THE US DEPOSITARY, THE INFORMATION AGENT OR THE UK RECEIVING AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER DOCUMENT, THE LETTER OF TRANSMITTAL OR THE FORM OF ACCEPTANCE.

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